UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2011

U.S. Natural Nutrients & Minerals, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	333-154912	26-2797630
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6430 Medical Center St., Suite 230, Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 888-820-2270

America’s Driving Ranges, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1. 02   Termination of Material Definitive Agreement

On April 13, 2011, that certain Mining Agreement between JNH Mining, Inc. and Jeff Hayden and the Company was terminated in consideration of the payment to Jeff Hayden of 150,000 shares of unregistered shares of common stock.  The Board of Directors of the Company determined that the Company could mine the company’s products for a substantially reduced cost than what was provided for in the said Mining Agreement.

Item 5.03    Amendments to Articles of Incorporation

The Board of Directors of the Company voted to change the name of the Company effective immediately to U.S. Rare Earth Minerals, Inc. at a special meeting of the Board of Directors held on April 9, 2011.  Shareholders owning more than 51% of the outstanding shares of common stock consented to the change of the name.  The change of the name of the Company has been filed with the Secretary of State of the State of Nevada.

Item 5.07    Submission of Matters of a Vote of Security Holders

Shareholders owning more than 51% of the outstanding shares of common stock of the Company consented to the change of the name.  Additionally, shareholders owning more than 51% of the outstanding shares of common stock consented to the Board of Directors vote to split the common stock of the Company on a forward basis 3 for 1.

Item 8.01    Other Events

At a special meeting of the Board of Directors held on April 9, 2011 the Board of Directors voted to approve a forward split of the common stock of the Company 3 for 1 effective May 2, 2011 for shareholder of record as of said date.   The action taken by the Board of Directors was consented to by shareholders owning more than 51% of the outstanding shares of common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. NATURAL NUTRIENTS AND MINERALS, INC.

By:  /s/  Dennis Cullison
Name:  Dennis Cullison
Title:  President and Director

Dated:  April 14, 2011